UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2014

FIRST LIBERTY POWER CORP.
Exact name of registrant as specified in its charter

Nevada	000-52928	90-0748351
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7251 W. Lake Mead Blvd, Suite 300, Las Vegas NV	89128
(Address of principal executive offices)	(Zip Code)

(702) 675-8198
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On June 25, 2014, First Liberty Power Corp. (the “Company”) entered into a Share Purchase Agreement (the “Agreement”) with Group8 Mining Innovations (“G8MI”) and Group8 Minerals (“G8 Minerals”), providing for, among other elements as fully detailed in Exhibit 10.1, the sale of G8MI’s remaining nineteen percent (19%) holding of the issued and outstanding shares of G8 Minerals to the Company.  G8 Minerals holds a fifty percent (50%) interest in certain Nevada limited liability companies (the “G8Mineral Interests”), as follows:  Stockpile Reserves, LLC, which holds the rights to exploit certain unpatented mining claims in Pershing County, Nevada, known as Fencemaker; Central Nevada Processing Co. LLC, which company presently is intending to submit permit applications for the operation of a milling and refining facility, and; SG8 Exploration, LLC, which company holds certain unpatented antimony focused mining claims in Pershing County, Nevada.

Pursuant to the terms of the Agreement, G8MI sold its remaining nineteen percent (19%) of its interest in G8 Minerals to the Company.  The Company had previously acquired eighty-one percent (81%) of the shares of G8 Minerals from G8MI in an agreement dated August 19, 2012; as of the date of this Agreement, the Company now owns 100% of the issued and outstanding shares of G8 Minerals, and therefore has a full 50% of each of the entities in the G8Mineral Interests.  As consideration for this acquisition, the Company issued a total of 5,000,000 Series A Preferred Stock shares (“Preferred Shares”) to G8MI, which represents all authorized Series A Preferred Stock available for issuance.

Amongst other rights, as fully detailed in an 8-K filing on June 4, 2014, the Preferred Shares will provide G8MI the right to vote with the holders of common stock together as a single class, with G8MI having eighty (80) votes per share of Series A preferred stock and the holders of common stock having 1 vote per share of common stock. In total, the Preferred Shares presently represent 400,000,000 votes. The Preferred Shares are convertible, at any time, and/or from time to time, with each one (1) Series A Preferred share convertible into one (1) share of the Company's common stock.   In total, the Preferred Shares may be converted into 5,000,000 common shares.

As a result of this transaction, and the August 19, 2012 transaction, whereby G8MI was issued 83,000,000 common shares of the Company, all of which G8MI presently holds, G8MI as an entity presently has control over 88,000,000 shares, representing 483,000,000 votes.  As reported in the Company’s most recent 10-Q filing, as at June 5, 2014, there were 660,348,694 share of common stock issued and outstanding as of June 05, 2014.

G8MI has represented to the Company that it will be making all necessary disclosures under Sections 13d or 13g of the Exchange Act within the prescribed time frame, and any impacted officers or directors of the Company will be fulfilling their disclosure obligations under Section 16 of the Exchange Act within the prescribed time frame.

The foregoing descriptions of the Agreement is qualified entirely by reference to said Agreement attached as an exhibit hereto.

Item 2.01                      Completion of Acquisition or Disposition of Assets.

Please refer to the disclosure in Item 1.01.

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Share Purchase Agreement, dated June 25, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

First Liberty Power Corp.

Dated: June 26, 2014	By:	/s/ Donald Nicholson
	Name:	Donald Nicholson
`	Title:	President & CEO